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                                                                    EXHIBIT 99.2

Corsair Completes Acquisition of Subscriber Computing

PALO ALTO, Calif.--(BUSINESS WIRE)--June 23, 1998 Corsair Communications, Inc. (NASDAQ:CAIR), a leading provider of distributed system solutions to the wireless industry, announced today that it has completed its acquisition of Subscriber Computing, Inc., a privately held supplier of software systems to the wireless telecommunications industry.

Under terms of the agreement announced in April, Corsair issued approximately 3,940,000 shares of common stock to existing shareholders of Subscriber. In addition, Corsair assumed options, previously issued to Subscriber employees, to purchase up to approximately 375,000 shares of its common stock and warrants to purchase up to 86,000 shares of its common stock.

Subscriber Computing develops, markets, and supports four major lines of products for the wireless industry: customer care, billing, and inventory management; Wireless Intelligent Network (WIN)-based prepaid solutions; fraud detection; and switch data mediation. Systems developed by Subscriber currently service over 20 million wireless communications users in Europe, North America, Australia, Africa, Asia and South America. Subscribers' customers range from small regional operators to nationwide carriers and multinational corporations. Corsair Communications, Inc. is a leading provider of distributed system solutions to the wireless industry. Its PhonePrint fraud prevention system protects over 20 million cellular users in the U.S., Mexico, the Caribbean, the Philippines, Malaysia, and Kazakhstan. Corsair's PhoneCheck(TM) performance monitoring application helps carriers control churn by reporting on subscriber equipment performance. The company is currently developing a wireless location solution.

This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially because of various risks, including risks associated with the integration of Subscriber's business and Corsair's business, product sales and installation, demand for Corsair's products and services, continued growth of the wireless telecommunications industry, and other risks associated with Corsair's business. For an expanded discussion on such risks, please see the documents filed by Corsair Communications with the U.S. Securities and Exchange Commission.


Contact:
Bill Taliaferro / Corsair Communications
(650) 842-3263


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